Exhibit 3.3
RESTATED
CERTIFICATE OF INCORPORATION
OF
iPAYMENT HOLDINGS, INC.
          iPayment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
          1. The name of corporation is iPayment Holdings, Inc. (the “Corporation”). The Corporation filed its original Certificate of Incorporation on December 20, 2005.
          2. The text of the Certificate of Incorporation is amended and restated to read in full as set forth in Exhibit A attached hereto.
          3. This Restated Certificate of Incorporation was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be executed this 3rd day of May, 2011.

/s/ Carl A. Grimstad
Name:	Carl A. Grimstad
Title:	Secretary and Treasurer

EXHIBIT A
RESTATED
CERTIFICATE OF INCORPORATION
OF
iPAYMENT HOLDINGS, INC.
          FIRST: The name of the Corporation is iPayment Holdings, Inc.
          SECOND: The Corporation’s registered office in the State of Delaware is at 32 Loockerman Street, Suite 201, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is Registered Agent Solutions, Inc.
          THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 8,000,000 shares of common stock (“Common Stock”), par value $.01 per share.
          Effective upon the filing of this Restated Certificate of Incorporation (the “Effective Time”), and in each case without any further action of the Corporation or any stockholder, each share of common stock, par value $0.01 per share, of the Corporation (“Prior Common Stock”) which immediately prior to the Effective Time was outstanding will be automatically reclassified as and become 243,750 shares of Common Stock. Certificates that prior to the Effective Time represented shares of Prior Common Stock shall, at the Effective Time, represent the number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Prior Common Stock represented by such certificate immediately prior to the Effective Time by 243,750.
          FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

     (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.
     (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws or this Certificate of Incorporation otherwise provide.
     (e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.
          SIXTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

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